                           REVOLVING CREDIT AGREEMENT

                                     BETWEEN

                             PRICE ENTERPRISES, INC.

                                       AND

                       FIRST INTERSTATE BANK OF CALIFORNIA


                            DATED AS OF MAY 17, 1995

                                TABLE OF CONTENTS
                                -----------------

Section                                                                     Page
- -------                                                                     ----

Recital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

1 - Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1  Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2  Other Definitional Provisions.  . . . . . . . . . . . . . . . . . .  7

2 - Revolving Credit Facility . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.1  Revolving Credit Facility . . . . . . . . . . . . . . . . . . . . .  8
     2.2  Notice of Borrowing . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.3  Interest Rate Options . . . . . . . . . . . . . . . . . . . . . . .  8
     2.4  Conversion of Revolving Loans . . . . . . . . . . . . . . . . . . .  9
     2.5  Funding Sources . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.6  Facility Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.7  Eurodollar Loan Interest Periods; Automatic Conversion  . . . . . .  9
     2.8  Interest Payments . . . . . . . . . . . . . . . . . . . . . . . .   10
     2.9  Principal Payments; Procedures  . . . . . . . . . . . . . . . . .   10
          (a)  Maturity . . . . . . . . . . . . . . . . . . . . . . . . . .   10
          (b)  Voluntary Repayments . . . . . . . . . . . . . . . . . . . .   10
          (c)  Mandatory Principal Payments, Etc  . . . . . . . . . . . . .   10
          (d)  Breakage Costs . . . . . . . . . . . . . . . . . . . . . . .   10
          (e)  Payment on Business Days . . . . . . . . . . . . . . . . . .   10
          (f)  Place of Payment . . . . . . . . . . . . . . . . . . . . . .   10
          (g)  Late Payments  . . . . . . . . . . . . . . . . . . . . . . .   11
          (h)  Application of Payments  . . . . . . . . . . . . . . . . . .   11
          (i)  Designation of Payment . . . . . . . . . . . . . . . . . . .   11
     2.10 Survivability . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     2.11 Promissory Note . . . . . . . . . . . . . . . . . . . . . . . . .   11
     2.12 Net Payments  . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     2.13 Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     2.14 Termination of Revolving Loan Commitment  . . . . . . . . . . . .   12

3 - Conditions of Lending . . . . . . . . . . . . . . . . . . . . . . . . .   12
     3.1  Conditions Precedent to Initial Advance . . . . . . . . . . . . .   12
          (a)  Note . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
          (b)  Opinions of Counsel  . . . . . . . . . . . . . . . . . . . .   12
          (c)  Corporate Proceedings  . . . . . . . . . . . . . . . . . . .   12
          (d)  Material Adverse Change  . . . . . . . . . . . . . . . . . .   12
          (e)  Organizational Documentation; Etc  . . . . . . . . . . . . .   12
          (f)  Fees, Costs and Expenses . . . . . . . . . . . . . . . . . .   13
          (g)  Authority; Board Resolutions . . . . . . . . . . . . . . . .   13
          (h)  Notice of Borrowing  . . . . . . . . . . . . . . . . . . . .   13
     3.2  Conditions Precedent to All Advances  . . . . . . . . . . . . . .   13
          (a)  No Breach  . . . . . . . . . . . . . . . . . . . . . . . . .   13
          (b)  Notice . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
          (c)  Other Items  . . . . . . . . . . . . . . . . . . . . . . . .   13

4 - Representations and Warranties  . . . . . . . . . . . . . . . . . . . .   13
     4.1  Representations and Warranties of Borrower  . . . . . . . . . . .   13
          (a)  Corporate Organization; Structure  . . . . . . . . . . . . .   14
          (b)  Corporate Power; Authorization . . . . . . . . . . . . . . .   14
          (c)  Enforceability . . . . . . . . . . . . . . . . . . . . . . .   14
          (d)  Financial Statements . . . . . . . . . . . . . . . . . . . .   14
          (e)  Litigation . . . . . . . . . . . . . . . . . . . . . . . . .   14
          (f)  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . .   14
          (g)  Margin Stock . . . . . . . . . . . . . . . . . . . . . . . .   14
          (h)  Compliance With Laws, Other Agreements, Etc  . . . . . . . .   15
          (i)  Licenses and Other Rights  . . . . . . . . . . . . . . . . .   15
          (j)  No Subordination . . . . . . . . . . . . . . . . . . . . . .   15
          (k)  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . .   15
          (l)  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
          (m)  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
          (n)  Environmental Matters  . . . . . . . . . . . . . . . . . . .   16
          (o)  Other Regulations  . . . . . . . . . . . . . . . . . . . . .   16

5 - Bank's Representations  . . . . . . . . . . . . . . . . . . . . . . . .   16
     5.1  Nonreliance . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     5.2  Investment Intent . . . . . . . . . . . . . . . . . . . . . . . .   16

6 - Covenants of Borrower . . . . . . . . . . . . . . . . . . . . . . . . .   16
     6.1  Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . .   16
          (a)  Compliance With Laws, Etc  . . . . . . . . . . . . . . . . .   16
          (b)  Reporting Requirements . . . . . . . . . . . . . . . . . . .   16
          (c)  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . .   17
          (d)  Maintenance of Existence; Conduct of Business  . . . . . . .   17
          (e)  Financial Records, Inspection  . . . . . . . . . . . . . . .   18
          (f)  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . .   18
     6.2  Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . .   18
          (a)  Liens, Etc . . . . . . . . . . . . . . . . . . . . . . . . .   18
          (b)  Sale of Properties . . . . . . . . . . . . . . . . . . . . .   18
          (c)  Consolidation or Merger  . . . . . . . . . . . . . . . . . .   18
          (d)  Guaranties . . . . . . . . . . . . . . . . . . . . . . . . .   18
     6.3  Financial Covenants . . . . . . . . . . . . . . . . . . . . . . .   18
          (a)  Consolidated Effective Tangible Net Worth  . . . . . . . . .   18
          (b)  Ratio of Consolidated Total Liabilities to Consolidated
               Effective Tangible Net Worth . . . . . . . . . . . . . . . .   19

7 - Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     7.1  Events of Default . . . . . . . . . . . . . . . . . . . . . . . .   19
     7.2  Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     7.3  Unmatured Events of Default . . . . . . . . . . . . . . . . . . .   20

8 - Change In Circumstances . . . . . . . . . . . . . . . . . . . . . . . .   20
     8.1  Inability to Determine Rates; Illegality  . . . . . . . . . . . .   20
     8.2  Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . .   21
     8.3  Capital Requirements  . . . . . . . . . . . . . . . . . . . . . .   21
     8.4  Failure to Charge Not Subsequent Waiver . . . . . . . . . . . . .   22

9 - Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

     9.1  Amendments, Etc . . . . . . . . . . . . . . . . . . . . . . . . .   22
     9.2  Notices, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     9.3  No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . .   22
     9.4  Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . .   22
     9.5  Costs, Expenses and Taxes . . . . . . . . . . . . . . . . . . . .   23
     9.6  Right of Set-Off  . . . . . . . . . . . . . . . . . . . . . . . .   23
     9.7  Binding Effect; Assignments . . . . . . . . . . . . . . . . . . .   23
     9.8  Nonliability of Bank  . . . . . . . . . . . . . . . . . . . . . .   23
     9.9  Choice of Forum; Jury Trial Waiver  . . . . . . . . . . . . . . .   23
     9.10 Indemnification . . . . . . . . . . . . . . . . . . . . . . . . .   24
     9.11 Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     9.12 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     9.13 Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . .   24
     9.14 Further Assurances  . . . . . . . . . . . . . . . . . . . . . . .   25
     9.15 Severability  . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     9.16 Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     9.17 Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . .   25


EXHIBITS

     A    Form of Revolving Promissory Note
     B    Form of Opinion Letter of Counsel to Borrower


SCHEDULES

     1.1       List of Existing Liens
     4.1(k)    List of Subsidiaries
     6.2(a)    List of Properties

                           REVOLVING CREDIT AGREEMENT


     This Revolving Credit Agreement (the "Agreement"), dated as of May 17, 1995, is entered into by and between PRICE ENTERPRISES, INC., a Delaware corporation (the "Borrower"), and FIRST INTERSTATE BANK OF CALIFORNIA, a banking corporation organized under the laws of California (the "Bank"), with reference to the following facts:


                                     RECITAL

      A. Borrower has requested Bank to make available to Borrower a revolving credit facility in order to provide for the corporate needs of Borrower and Bank is willing to provide Borrower with such a credit facility on the terms and subject to the conditions hereinafter set forth.


                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, the parties hereto agree as follows:


                             SECTION 1 - DEFINITIONS

     1.1 DEFINED TERMS. As used in this Agreement, in the Note or in any certificate, report or other document made or delivered pursuant to this Agreement, unless the context otherwise requires, the following terms have the respective meanings set forth below or set forth in the provision referenced following such term:

          "ADVANCE" means a Loan made pursuant to the terms hereof.

          "AFFILIATE" means any Person (i) which directly or indirectly controls, or is controlled by, or is under common control with a specified Person, or (ii) ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by a specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "AGREEMENT" means this Revolving Credit Agreement, as the same may be amended, restated, modified or supplemented as hereinafter provided.

          "BASE RATE" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

          "BASE RATE LOAN" means a Loan bearing interest computed with reference to the Base Rate.

          "BORROWING" or "BORROWING" means the incurrence of one Type of Loan by Borrower from Bank on a given date (or resulting from conversions on a given date).

          "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in San Diego, California are authorized or required to close under the laws of the State of California and, if the applicable day relates to a Eurodollar Loan, an Interest Period or notice with respect to any Eurodollar Loan, a day of the year on which dealings in Dollar deposits are carried on in the London interbank market and banks are open for business in London.

          "CHANGE OF LAW" means the adoption of any applicable Law, rule or regulation, or any change therein, or change in the interpretation or administration thereof by any Governmental Authority, central bank, comparable agency or other Person charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMMITMENT PERIOD" means the period from and including the Funding Date to but not including the Termination Date or such earlier date on which the Revolving Loan Commitment shall terminate as provided herein.

          "CONSOLIDATED INTANGIBLES" means, at a particular date, all assets of Borrower and its Subsidiaries, determined on a consolidated basis at such date, that would be classified as intangible assets in accordance with GAAP, but in any event including, without limitation, unamortized debt discount and expense, unamortized organization and reorganization expense, costs in excess of the net asset value of acquired companies, patents, trade or service marks, franchises, trade names, goodwill and the amount of any write-up in the book value of any assets resulting from any revaluation (other than revaluations arising out of foreign currency valuations in accordance with GAAP) thereof made after the Funding Date.

          "CONSOLIDATED SHAREHOLDERS' EQUITY" means, at a particular date, all amounts which would be included under shareholders' equity on a consolidated balance sheet of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP as at such date.

          "CONSOLIDATED TOTAL LIABILITIES" means, at a particular date, all items which would, in conformity with GAAP, be classified as liabilities, obligations or indebtedness on a consolidated balance sheet of Borrower and its Subsidiaries as at such date.

          "CONTINGENT OBLIGATION" means, as to any Person, any guarantee of Indebtedness or any other obligation of any other Person or any obligation with respect to the financial condition of any other Person, whether direct, indirect or contingent, including without limitation any purchase or repurchase agreement or keep-well or other arrangement of whatever nature having the effect of assuring, indemnifying or holding harmless any Person against loss with respect to any obligation of such other Person; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such contingent obligation is made, or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

          "CREDIT DOCUMENTS" means this Agreement, the Note and any other agreement or instrument that may hereafter be executed and delivered in favor of Bank pursuant to this Agreement. Individually, a "CREDIT DOCUMENT."

          "DATE HEREOF" or "DATE HEREOF" means the date set forth at the beginning of this Agreement.

          "DOLLAR," DOLLAR" and the sign "$" mean lawful money of the United States of America.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

          "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which together with Borrower would be treated as a single employer under Section 4001 of ERISA.

          "EURODOLLAR LOAN" means a Loan bearing interest computed with reference to the Eurodollar Rate.

          "EURODOLLAR RATE" means an interest rate per annum (rounded upward or downward, as the case may be, to the nearest one-hundredth of one percent) equal at all times during a subject Interest Period for a Eurodollar Loan to (i) the interest rate at which deposits in Dollars are offered to Bank in the London interbank market at or about 11:00 a.m. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period and for an amount comparable to such deposit divided (and rounded upward to the nearest one-tenth of one percent) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements if actually incurred by Bank in connection with this Agreement (including without limitation any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of "Eurocurrency Liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).

          "EVENT OF DEFAULT" means any of the events specified in Section 7.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "FDIC" means the Federal Deposit Insurance Corporation or any successor thereto.

          "FEDERAL FUNDS RATE" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest one-hundredth of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of San Francisco on the Business Day next succeeding such day, PROVIDED that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted on such day on such transactions as determined by Bank.

          "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System or any successor thereto.

          "FINANCIAL STATEMENT" means, with respect to any accounting period for a Person, statements of income, changes in cash flows and shareholders' equity of said Person for such period, and balance sheets of said Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with generally accepted accounting principles consistently applied.

          "FUNDING DATE" means the date on which Bank makes the initial Advance hereunder.

          "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

          "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), PROVIDED that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "INDEBTEDNESS" means, as to any Person at a particular time, all of such Person's obligations, liabilities, debts, claims and indebtedness, contingent, fixed or otherwise, however evidenced, created, incurred, acquired, owing or arising, whether under written or oral agreement, operation of law, or otherwise, and includes, without limiting the foregoing: (i) Obligations;
(ii) obligations and liabilities of any third party secured by a lien, claim, encumbrance or security interest upon property owned by such Person, even though such Person has not assumed or become liable therefor; (iii) obligations and liabilities created or arising under any lease (including capital leases and operating leases) or conditional sales contract or other title retention agreement with respect to property used or acquired by such Person, even though the rights and remedies of the lessor, seller or lender are limited to repossession; (iv) obligations and liabilities for the deferred purchase price of property or services (other than trade obligations); (v) obligations and liabilities under or with respect to letters of credit issued for the account of any Person; (vi) all unfunded pension fund obligations and liabilities;
(viii) deferred taxes; (ix) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other Contingent Obligations to purchase, to provide funds for payment, to supply funds to or invest in any Person, or otherwise to assure a creditor against loss; and
(x) delinquent trade obligations to the extent that such delinquent trade obligations are not being contested in good faith by Borrower or any Subsidiary.

          "INTEREST PERIOD" means, with respect to a Eurodollar Loan, the time period selected by Borrower pursuant to Section 2.7, which commences on the first day of such time period and ends on the last day of such time period and thereafter, as to Eurodollar Loans, each subsequent time period selected by Borrower pursuant to Section 2.7, which commences on the last day of the immediately preceding time period and ends on the last day of that time period; provided, however, that whenever the last day of any Interest Period for a Eurodollar Loan would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day, but if such extension of time would cause the last day of such Interest Period to occur in a new calendar month, then the last day of such Interest Period shall occur on the immediately preceding Business Day; provided further, that if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month.

          "LAWS" means, collectively, all international, foreign, federal, state and local statutes, treaties, codes, ordinances, rules, regulations and precedents of any court or other governmental agency. Individually, a "LAW."

          "LIEN" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

          "LOANS" means Revolving Loans. "LOAN" refers to any one of such Loans, as applicable.

          "MARGIN STOCK" shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board, as amended from time to time, and any successor regulation thereto.

          "MATURITY" or "MATURITY" shall mean the maturity of the Revolving Loans, whether such maturity occurs on the Termination Date (which is the stated maturity date), upon acceleration or otherwise.

          "MULTIEMPLOYER PLAN" means a Plan described in Section 4001(a)(3) of ERISA which covers employees of Borrower or any ERISA Affiliate.

          "NOTE" means that certain revolving promissory note referred to in
Section 2.11, the form of which is attached hereto as Exhibit "A," as the same may be amended, modified, restated or supplemented from time to time.

          "NOTICE OF REVOLVING LOAN BORROWING" shall have the meaning given to that term in Section 2.2.

          "NOTICE OF REVOLVING LOAN CONVERSION" shall have the meaning given to that term in Section 2.4.

          "OBLIGATIONS" means, as to any Person at a particular time, all loans, advances, Indebtedness, liabilities, obligations, lease payments, guaranties, covenants and duties, howsoever arising, owed by such Person to any other Person, of any kind and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising while this Agreement is in effect, excluding, however, trade obligations which are not delinquent or, if delinquent, being contested in good faith by such Person or any Subsidiary of such Person. The term "Obligations" shall also mean and include any and all renewals and extensions of any said loans, advances, Indebtedness, liabilities, obligations, lease payments, covenants, duties and any Contingent Obligations.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "PERMITTED LIENS" means and includes: (i) liens for taxes and assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty, and if delinquent or payable with a penalty, only to the extent such lien, charge, tax, assessment or levy is being contested in good faith by Borrower and by proper proceedings promptly instituted and diligently conducted to the satisfaction of Bank and Borrower maintains adequate reserves with respect thereto in accordance with GAAP;
(ii) liens of carriers, warehousemen, mechanics, materialmen, landlords, suppliers (but, as to suppliers, only liens created in favor of suppliers pursuant to Sections 2401(1) and 2702(2) of the California Uniform Commercial
Code) and lessors incurred in the ordinary course of business for sums not overdue, and if any such lien secures any overdue sum, only to the extent such lien or sum is being contested in good faith by Borrower and by proper proceedings promptly instituted and diligently conducted to the satisfaction of Bank and Borrower maintains adequate reserves with respect thereto in accordance with GAAP; (iii) deposits under workers' compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds, all of which arise in the ordinary course of business; (iv) liens incurred prior to the date hereof and disclosed by Borrower to Bank in Schedule 1.1 attached hereto and future liens consented to in writing by Bank (which consent shall not be unreasonably withheld); and (v) liens created to secure the payment of the purchase price of assets (including liens securing capital leases) on which the lien is created provided that any such lien attaches only to the asset so purchased.

          "PERSON" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "PLAN" means any benefit plans, agreements, arrangements and practices, and all collective bargaining, labor and employment agreements, and specifically including any employee benefit plan subject to Title IV of ERISA, other than a Multiemployer Plan, established, maintained or to which contributions are made by Borrower or any ERISA Affiliate.

          "PRIME RATE" means an index rate which Bank establishes from time to time in connection with the pricing of its loans. Bank may make loans at, above or below this stated index rate.

          "PROHIBITED TRANSACTION" means any transaction prohibited by Section 406 of ERISA or defined as a "prohibited transaction" in Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.

          "REGULATION D" means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System or any other regulation in substance substituted therefor.

          "REGULATORY DEVELOPMENT" means any or all of the following:

               (a) any change in any law, regulation or the interpretation thereof by any governmental or other authority (whether or not having the force of law);

               (b) any change in the application of any existing law, regulation or change in the interpretation thereof by any governmental or other authority (whether or not having the force of law); and/or

               (c) compliance by Bank with any request or directive (whether or not having the force of law) of any monetary or fiscal agency or authority.

          "REPORTABLE EVENT" means any of the events set forth in
Section 4043(b) of ERISA or the regulations thereunder.

          "REQUIREMENTS OF LAW" means, as to any Person, the certificate or articles of incorporation and bylaws or other organizational or governing documents of such Person, and any Law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "REVOLVING CREDIT FACILITY" means that certain revolving credit facility referred to in Section 2.1.

          "REVOLVING LOAN COMMITMENT" shall have the meaning given to that term in Section 2.1.

          "REVOLVING LOANS" shall have the meaning given to that term in
Section 2.1.  Individually, a "REVOLVING LOAN."

          "SUBORDINATED DEBT" means any unsecured indebtedness of Borrower no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment or otherwise) during the Commitment Period, and the payment of the principal of and interest on which and any other obligations of Borrower in respect thereof is subordinated to the prior payment in full of the principal of and interest (including post-petition interest) on the Note and all other obligations and liabilities of Borrower to Bank hereunder on terms and conditions first approved in writing by Bank.

          "SUBSIDIARY" means, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporations are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

          "TERMINATION DATE" shall have the meaning given to that term in
Section 2.1.

          "TYPE" means, as to any Loan, its nature as a Eurodollar Loan or a Base Rate Loan, as applicable.

          "UNMATURED EVENT OF DEFAULT" shall mean any event or occurrence not yet constituting an Event of Default but which, with the giving of notice or with the passage of time, or both, would constitute an Event of Default.

     1.2  OTHER DEFINITIONAL PROVISIONS.

          (a) As used in this Agreement, the other Credit Documents and any certificate or other document made or delivered pursuant hereto, accounting terms relating to Borrower not defined in Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

          (b) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.


                      SECTION 2 - REVOLVING CREDIT FACILITY

     2.1 REVOLVING CREDIT FACILITY. Subject to the terms and conditions of this Agreement, Bank, from the date of this Agreement to but not including
June 30, 1997 (the "Termination Date"), will make Loans to Borrower in accordance with this Section II (a "Revolving Loan" and collectively, the "Revolving Loans") at such times and in such amounts as Borrower may request, which amounts may be borrowed, repaid and reborrowed subject to the limitations set forth herein (the "Revolving Credit Facility"); PROVIDED, that the aggregate principal amount of all outstanding Revolving Loans shall not exceed, in the aggregate principal amount at any time outstanding, $25,000,000 (the "Revolving Loan Commitment"). Bank shall make the proceeds of Revolving Loans available to Borrower by depositing the proceeds of Revolving Loans in Borrower's general deposit account maintained with Bank. Borrower and Bank acknowledge that Bank has no obligation to extend or renew the Revolving Loan Commitment.

     2.2 NOTICE OF BORROWING. Borrower shall request Bank to make a Revolving Loan by an irrevocable notice to Bank (a "Notice of Revolving Loan Borrowing") which specifies:

          (a) Whether the requested Revolving Loan is to be (i) a Loan which bears interest as provided in Section 2.3(a) (a "Base Rate Loan") or (ii) a Loan which bears interest as provided in Section 2.3(b) (a "Eurodollar Loan");

          (b) The amount of the requested Revolving Loan, which must be in an amount of at least One Hundred Thousand Dollars ($100,000) if the requested Revolving Loan is to be a Base Rate Loan and at least Five Hundred Thousand Dollars ($500,000) if the requested Revolving Loan is to be a Eurodollar Loan;

          (c) The date of the requested Revolving Loan, which shall be a Business Day; and

          (d) If the requested Revolving Loan is to be a Eurodollar Loan, the initial Interest Period selected by Borrower for such Revolving Loan in accordance with Section 2.7(a).

Borrower shall give the Notice of Revolving Loan Borrowing to Bank no later than three (3) Business Days prior to the Business Day on which a Eurodollar Loan is requested and no later than 10:00 a.m., San Diego time, on the Business Day on which a Base Rate Loan is requested. Such notice shall be given in the manner and during the hours specified as provided in Section 9.2.

     2.3 INTEREST RATE OPTIONS. Borrower shall pay interest on the unpaid principal amount of each Revolving Loan from the date of such Loan until the maturity thereof, at one of the following rates per annum:

          (a) Variable Rate Option - During such periods as a Revolving Loan is a Base Rate Loan, at a rate equal to the Base Rate, such rate to change from time to time as the Base Rate shall change. Any such change in interest rate as a result of a change in the Base Rate shall be effective as of the opening of business on the day on which such change occurs.

          (b) Eurodollar Rate Option - During such periods as a Revolving Loan is a Eurodollar Loan, at a rate per annum equal at all times during each Interest Period for such Eurodollar Loan to the Eurodollar Rate for such Interest Period plus four tenths of one percent (0.4%).

Subject to Section 2.9(g) and Section 8.1, each Revolving Loan shall, at any given time prior to maturity, bear interest at one of the above rates. All computations of interest on Revolving Loans shall be based on a year of three hundred sixty (360) days for the actual number of days elapsed.

     2.4 CONVERSION OF REVOLVING LOANS. Borrower may convert Base Rate Loans into Eurodollar Loans and Eurodollar Loans into Base Rate Loans or other Eurodollar Loans; provided, however, that any conversion of a Eurodollar Loan into another Type of Loan shall be made on, and only on, the last day of an Interest Period for such Loan; provided further, a Eurodollar Loan must be in an amount of at least Five Hundred Thousand Dollars ($500,000) and a Base Rate Loan must be in an amount of at least One Hundred Thousand Dollars ($100,000). Borrower shall request Bank to make such a conversion by an irrevocable notice to Bank (a "Notice of Revolving Loan Conversion"), which specifies:

          (a)  The Revolving Loan to be converted;

          (b) The date of the requested conversion, which shall be a Business Day; and

          (c) If any Revolving Loan is to be converted into a Eurodollar Loan, the Interest Period selected by Borrower for such Loan in accordance with
Section 2.7.

Borrower shall give each Notice of Revolving Loan Conversion to Bank no later than three (3) Business Days prior to the Business Day on which the conversion is requested. Each such notice shall be given in the manner and during the hours specified as provided in Section 9.2.

     2.5 FUNDING SOURCES. Nothing herein shall be deemed to obligate Bank to obtain its funds hereunder in order to make Eurodollar Loans in any particular place or manner and nothing herein shall be deemed to constitute a representation by Bank that it has obtained or will obtain its funds hereunder in order to make Eurodollar Loans in any particular place or manner.

     2.6 FACILITY FEE. Borrower shall pay Bank a facility fee in the amount of $75,000 for making available the Revolving Credit Facility, payable as follows:
(i) $37,500 on the Funding Date; and (ii) $37,500 on June 30, 1996. Such fee shall be deemed fully earned and not refundable upon Borrower's and Bank's corresponding execution and delivery of this Agreement; provided, however, in the event the Revolving Loan Commitment is terminated pursuant to Section 2.14, the second installment of the facility fee ($37,500) shall be appropriately prorated and Bank shall refund to Borrower the difference.

     2.7  EURODOLLAR LOAN INTEREST PERIODS; AUTOMATIC CONVERSION.

          (a) The initial and each subsequent Interest Period selected by Borrower for a Eurodollar Loan shall be one (1), two (2), three (3) or six (6) months; provided, however, that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such succeeding Business Day falls in a new calendar month, in which event the last day of such Interest Period shall occur on the immediately preceding Business Day, (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month, and (iii) each and every Interest Period must end on or before the Termination Date.

          (b) Borrower shall notify Bank by an irrevocable notice no later than the three (3) Business Days prior to the end of each Interest Period for a Eurodollar Loan of the Interest Period selected by Borrower for the next succeeding Interest Period for such Loan. Each such notice shall be given in the manner and during the hours specified as provided in Section 9.2. If Borrower fails to notify Bank of a new Interest Period for a Eurodollar Loan in accordance with this Section 2.7(b), such Eurodollar Loan shall automatically convert into a Base Rate Loan on the last day of the then existing Interest Period for such Eurodollar Loan.

     2.8 INTEREST PAYMENTS. Borrower shall pay accrued interest on the unpaid principal amount of Base Rate Loans in arrears on the last Business Day of the calendar month in which occurred the date hereof, at three (3) calendar month intervals thereafter and at maturity. Borrower shall pay accrued interest on each Eurodollar Loan on the last day of the Interest Period of such Loan and, in the case of an Interest Period with respect to a Eurodollar Loan greater than three (3) months, at three (3) month intervals after the first day of the Interest Period for such Eurodollar Loan.

     2.9  PRINCIPAL PAYMENTS; PROCEDURES.

          (a) MATURITY. Borrower shall pay in full the then aggregate outstanding principal amount of all Revolving Loans on the Termination Date or at maturity, if earlier.

          (b) VOLUNTARY REPAYMENTS. Borrower may, at its option, repay the aggregate outstanding amount of Revolving Loans, in whole or in part, upon three
(3) Business Days' prior written notice, provided that (i) Borrower accompanies such repayment with the amount of interest which has accrued on the amount repaid, (ii) each partial repayment of Revolving Loans shall be in an aggregate principal amount of $500,000 or integral multiples thereof, and (iii) Borrower shall reimburse Bank for its costs and losses in accordance with Section 2.9(d) if any repayment of a Eurodollar Loan is made on a day other than the last day of an Interest Period for such Loan.

          (c) MANDATORY PRINCIPAL PAYMENTS, ETC. Borrower shall prepay the outstanding principal amount of Revolving Loans on any date on which the aggregate outstanding principal amount of Revolving Loans (after giving effect to any other repayments or prepayments on such day) exceeds the Revolving Loan Commitment then in effect, in the amount of such excess. All such prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application of principal.

          (d) BREAKAGE COSTS. If any repayment of a Eurodollar Loan is made on a day other than the last day of an Interest Period for such Loan (whether such repayment is made at the option of Borrower, is mandatory, upon acceleration or otherwise), Borrower shall, upon demand by Bank, reimburse Bank for all costs and losses incurred by Bank as a result of such repayment. Bank shall deliver to Borrower a certificate setting forth the amount of any loss for which Bank demands payment pursuant to the preceding sentence of this Section 2.9(d). Such a certificate so delivered to Borrower shall be prima facie evidence as to the amount of such loss for all purposes.

          (e) PAYMENT ON BUSINESS DAYS. Whenever any payment due under this Agreement shall fall due on a day other than a Business Day, the due date of such payment shall be extended to the next succeeding Business Day and such payment shall be made on such Business Day, and such extension of time shall be included in the computation of interest; provided, however, if any Eurodollar Loan which would otherwise become due on a day other than a Business Day shall instead become due or expire on the next preceding or succeeding Business Day as determined by Bank in accordance with the then current banking practice in the London interbank market, then such Eurodollar Loan shall become due and payable on such preceding or succeeding Business Day, as applicable, and such adjustment shall be reflected in the computation of interest.

          (f) PLACE OF PAYMENT. Borrower shall make all payments under this Agreement and the other Credit Documents to Bank at Bank's San Diego, California main office located at the address shown in Section 9.2, in lawful money of the United States and in immediately available funds no later than 1:00 p.m., San Diego time, on the day of payment (which must be a Business Day). All payments received after 1:00 p.m., San Diego time, on any Business Day, shall be deemed received on the next succeeding Business Day. Borrower authorizes Bank to charge from time to time against any or all deposit accounts of Borrower maintained with Bank any amount payable by Borrower hereunder not paid when due.

          (g) LATE PAYMENTS. If any amount required to be paid by Borrower under this Agreement or the other Credit Documents (including without limitation, accrued interest and fees) is not paid when due, Borrower shall pay interest on the unpaid amount until such amount is paid in full at a per annum rate equal to the Base Rate plus two percent (2%), such rate to change from time to time as the Base Rate shall change.

          (h) APPLICATION OF PAYMENTS. Except as specifically set forth herein, all payments under this Agreement shall be credited first to all interest then due, to all fees and other expenses then due, and lastly to all principal then due.

          (i) DESIGNATION OF PAYMENT. When making a payment under this Agreement, Borrower shall clearly specify which Loan, Advance or expense such payment relates to and the nature of the payment.

     2.10 SURVIVABILITY. All of Borrower's obligations under this Agreement shall survive until such time as all obligations of Borrower to make payments to Bank under all Credit Documents are fully satisfied and Bank's obligation to make Revolving Loans under the Revolving Credit Facility expires or is terminated. Notwithstanding anything in this Agreement, the other Credit Documents or implied by law to the contrary, Borrower's obligations set forth in Sections 2.13, 8.2, 8.3, 8.4, 9.4, 9.5, 9.9, 9.10 and 9.13 shall survive
Borrower's payment of all obligations under the Credit Documents, the expiration of Bank's obligations to make Revolving Loans under the Revolving Credit Facility and the termination of this Agreement.

     2.11 PROMISSORY NOTE. The obligation of Borrower to repay Revolving Loans and to pay interest at the rates provided in Section 2.3 shall be evidenced by a revolving promissory note in the form of Exhibit "A" attached hereto, with appropriate insertions (the "Note"). The Note shall be in the amount of the Revolving Loan Commitment, shall be dated the date of this Agreement, shall mature on the Termination Date, and shall be duly executed and delivered by Borrower. Bank is hereby authorized by Borrower to endorse on Bank's books and records each Revolving Loan made by Bank under the Note and the amount of each payment or prepayment of principal of each such Revolving Loan received by Bank; it being understood, however, that failure to make any such endorsement (or any errors in notation) shall not affect the obligations of Borrower with respect to Revolving Loans made hereunder, and payments of principal by Borrower shall be credited to Borrower notwithstanding the failure to make a notation (or any errors in notation) thereof on such books and records. Borrower agrees that all such notations and such other books and records maintained by Bank to evidence such matters shall be prima facie evidence of the matters noted.

     2.12 NET PAYMENTS. All payments made by Borrower pursuant to or in connection with this Agreement will be made free and clear of, and without reduction by reason of, any taxes and without setoff or counterclaim.

     2.13 COMPENSATION. Borrower shall compensate Bank, upon Bank's written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by Bank to fund its Eurodollar Loans) which Bank may sustain: (i) if for any reason (other than a default by Bank) a Eurodollar Loan does not occur on a date specified therefor in a Notice of Revolving Loan Borrowing or a Notice of Revolving Loan Conversion (by reason of a withdrawal by Borrower or any other circumstances over which Bank has no control); (ii) if any conversion of any Eurodollar Loan occurs on a date which is not the last day of the Interest Period applicable thereto;
(iii) if any repayment of any Eurodollar Loan is not made on any date specified in a notice of repayment given by Borrower; or (iv) as a consequence of any other default by Borrower to repay Revolving Loans when required by the terms of this Agreement or an election made pursuant to Section 8.1.

     2.14 TERMINATION OF REVOLVING LOAN COMMITMENT. Borrower shall have the right, upon not less than thirty (30) days' prior written notice from Borrower to Bank, to terminate the Revolving Loan Commitment effective at any time on or after June 30, 1996; provided, however, that no such termination shall be permitted if, after giving effect thereto and to any repayments of Revolving Loans made on the effective date thereof, the then outstanding principal amount of Revolving Loans exceeds $0.00. Any such termination shall reduce the Revolving Loan Commitment to $0.00, and any such termination shall reduce permanently the amount of the Revolving Loan Commitment. Any such notice shall be irrevocable.


                        SECTION 3 - CONDITIONS OF LENDING

     3.1 CONDITIONS PRECEDENT TO INITIAL ADVANCE. The obligation of Bank to make the initial Advance to Borrower is subject to the satisfaction of the following conditions:

          (a) NOTE. On or prior to the Funding Date, there shall have been delivered to Bank the Note executed by Borrower in the form attached hereto as Exhibit "A", in the amount, with the maturity and as otherwise provided herein.

          (b) OPINIONS OF COUNSEL. On or prior to the Funding Date, Bank shall have received an opinion, or opinions, in form and substance satisfactory to Bank, and dated the date hereof, from Latham & Watkins, counsel to Borrower, which opinion shall cover the matters contained in Exhibit "B" attached hereto.

          (c) CORPORATE PROCEEDINGS. All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be satisfactory in form and substance to Bank, and Bank shall have received all information and copies of all certificates, documents and papers, including records of corporate proceedings and governmental approvals, if any, which Bank may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate officers or governmental authorities.

          (d) MATERIAL ADVERSE CHANGE. At the time of making the initial Advance, nothing shall have occurred which Bank shall reasonably determine has, or is reasonably expected to have, a material adverse effect on the rights or remedies of Bank, or on the ability of Borrower to perform its obligations to Bank, or which has, or may have, a materially adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

          (e) ORGANIZATIONAL DOCUMENTATION; ETC. On or prior to the Funding Date, Bank shall have received copies of the certificate of incorporation and bylaws of Borrower and any agreements entered into by Borrower governing the terms and relative rights of its capital stock, certified as of the date hereof as true and complete by an appropriate corporate officer of Borrower.

          (f) FEES, COSTS AND EXPENSES. On or prior to the Funding Date, Borrower shall have paid to Bank (i) the $37,500 portion of the facility fee referred to in Section 2.6 and (ii) all costs, fees and expenses (including legal fees and expenses as provided for in Section 9.5) payable to Bank to the extent due.

          (g) AUTHORITY; BOARD RESOLUTIONS. On or prior to the Funding Date, Bank shall have received resolutions of Borrower's Board of Directors approving and authorizing the execution, delivery and performance of the Credit Documents to which Borrower is a party and the transactions contemplated thereby, in form and substance satisfactory to Bank and its counsel, such resolutions certified as of the Funding Date by Borrower's corporate Secretary or an Assistant Secretary as being in full force and effect without modification or amendment and such resolutions shall be in full force and effect as of the Funding Date.

          (h) NOTICE OF BORROWING. Bank shall have received a Notice of Revolving Loan Borrowing in accordance with Section 2.2.

The acceptance of the proceeds of the initial Advance shall constitute a representation and warranty by Borrower to Bank that all of the applicable conditions specified above exist as of that time.

     3.2 CONDITIONS PRECEDENT TO ALL ADVANCES. The obligation of Bank to make any Advance shall be subject to the further conditions precedent that:

          (a) NO BREACH. On the date of such Advance the following statements shall be true:

              (i) The representations and warranties contained in Section 4.1 of this Agreement are correct on and as of the date of such Advance as though made on and as of such date (except for any representation or warranty that speaks only as of a specific date, which representation or warranty shall be true and correct in all material respects as of such date); and

             (ii) No Event of Default or Unmatured Event of Default has occurred and is continuing as of such date.

          (b) NOTICE. For a Eurodollar Loan, three Business Days prior to the date such Loan is requested to be funded, and for a Base Rate Loan, on the Business Day on which such Loan is requested to be funded, respectively, Bank shall have received an effective Notice of Revolving Loan Borrowing; and

          (c) OTHER ITEMS. Bank shall have received such other approvals, opinions or documents as Bank may reasonably request.

     The submission by Borrower to Bank of each Notice of Revolving Loan Borrowing shall include and shall be deemed to be a representation and warranty by Borrower as to those items set forth in Section 3.2(a) above as of the date of each such notice.


                   SECTION 4 - REPRESENTATIONS AND WARRANTIES

     4.1 REPRESENTATIONS AND WARRANTIES OF BORROWER. Borrower makes the following representations and warranties to Bank in order to induce Bank to enter into this Agreement and provide Revolving Loans hereunder:

          (a) CORPORATE ORGANIZATION; STRUCTURE. Each of Borrower and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation, has the power and authority to own its property and carry on its business as now being conducted, and, to the best of Borrower's knowledge, is qualified as a foreign corporation and in good standing in each jurisdiction where the nature of its business or assets requires such qualification. All of the issued and outstanding shares of capital stock of Borrower are fully paid and non-assessable.

          (b) CORPORATE POWER; AUTHORIZATION. The execution, delivery and performance by Borrower of each Credit Document to which it is or will be a party are within Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene Borrower's certificate of incorporation or bylaws, (ii) violate any law or any contractual restriction binding on or affecting Borrower or any Subsidiary, or (iii) result in or require the creation of any Lien, security interest or other charge or encumbrance upon or with respect to any of its properties.

          (c) ENFORCEABILITY. This Agreement is, and each other Credit Document to which Borrower is or will be a party when delivered hereunder will be, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, provided that the enforceability of any of such documents may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally.

          (d) FINANCIAL STATEMENTS. The consolidated Financial Statements of Borrower and its Subsidiaries as of August 28, 1994, and the unaudited consolidated Financial Statements of Borrower and its Subsidiaries as of March 12, 1995, copies of which have been furnished to Bank, fairly present the financial condition of Borrower and its Subsidiaries as at such dates and the results of the operations of Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP.

          (e) LITIGATION. Except as disclosed to Bank in writing prior to the date hereof, there is no pending or threatened action, suit, investigation or proceeding against Borrower or any Subsidiary or against any of its or their respective properties or revenues before any court, governmental department, commission, board, bureau, instrumentality or agency or arbitrator (i) which might, if determined adversely against Borrower or any Subsidiary, be in an amount of Three Million Dollars ($3,000,000) or more (net of the reasonably anticipated proceeds of existing insurance coverages), or (ii) which might have a material adverse effect on the rights or remedies of Bank or on the ability of Borrower to perform Borrower's obligations to Bank hereunder and under the other Credit Documents.

          (f) USE OF PROCEEDS. The proceeds of Revolving Loans shall be used solely (i) to pay fees, costs and expenses associated with this Agreement, and
(ii) for working capital and general corporate purposes of Borrower, including development of unimproved properties. Except in connection with Borrower's purchases of Borrower's own stock, no proceeds of any Loan or Advance hereunder will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934.

          (g) MARGIN STOCK. Not more than twenty-five percent (25%) of the value of Borrower's or any Subsidiary's assets consists of Margin Stock, and neither Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and, except in connection with Borrower's purchases of Borrower's own stock, no proceeds of any Loan or Advance made hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

          (h) COMPLIANCE WITH LAWS, OTHER AGREEMENTS, ETC. Neither Borrower nor any Subsidiary is in violation or default with respect to its certificate or articles of incorporation or its bylaws or any applicable laws, rules or regulations where such violation or default might have a material adverse affect on the operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, nor is Borrower or any Subsidiary in violation of or in default with respect to any order, writ, decree or judgment of any court or administrative agency or in violation or default (nor is there any waiver in effect which, if not in effect, would result in a violation or default) under any mortgage, indenture, lease, contract or other agreement or instrument binding upon Borrower or any Subsidiary, where such violation or default might have a material adverse effect on the operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole. Each of Borrower and its Subsidiaries is in compliance with the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. Sections 201 ET SEQ. No Event of
Default or Unmatured Event of Default has occurred.   The terms of the Credit
Documents will not conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Borrower or any other Person pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower or Subsidiary is a party or by which it, any Subsidiary or any of its or their property or assets is bound or to which Borrower or any Subsidiary may be subject.

          (i) LICENSES AND OTHER RIGHTS. Each of Borrower and its Subsidiaries possesses, or has the right to use, all patents, licenses, trademarks, trade names, trade secrets, service marks and copyrights, and all applications for any of the foregoing, and all permits, grants and licenses or other rights with respect thereto, which are required to conduct its business as now conducted, without conflict with the rights of others which might materially adversely affect the operation or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

          (j) NO SUBORDINATION. The obligations of Borrower under this Agreement and/or under any other contracts or instruments executed by Borrower in connection therewith are not subordinated in right of payment to any other obligation of Borrower.

          (k) SUBSIDIARIES. Borrower does not have any Subsidiaries other than those disclosed on Schedule 4.1(k) attached hereto.

          (l) TAXES. Each of Borrower and its Subsidiaries has filed or has caused to be filed all tax returns which it is required to file and each of Borrower and its Subsidiaries has paid (i) all taxes shown to be due and payable on said returns or on any assessments made against it or against any of its property (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower or its Subsidiaries, as the case may be) and
(ii) all other taxes, fees or other charges imposed on it or imposed on any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower or its Subsidiaries, as the case may be) and no claims are being asserted with respect to any such taxes, fees or other charges (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower or its Subsidiaries, as the case may be).

          (m) ERISA. Each of Borrower and its Subsidiaries is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; Borrower and each ERISA Affiliate have met their respective minimum funding requirements under ERISA with respect to all of their respective Plans and the present value of all vested benefits under each Plan does not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA.

          (n) ENVIRONMENTAL MATTERS. Each of Borrower and its Subsidiaries are in material compliance with all material laws and regulations relating to pollution and environmental control in all jurisdictions in which Borrower or any of its Subsidiaries are doing business, other than those the non-compliance with which would not have a material adverse effect on the business, assets, properties or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole.

          (o) OTHER REGULATIONS. Borrower is not, and after the application by Borrower of the proceeds of any Loan or Advance made hereunder, Borrower will not be, subject to any statute, code or regulation which limits its ability to incur Indebtedness, including any statute, code or regulation, as the case may be, under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any other federal or state statute, code or regulation.


                       SECTION 5 - BANK'S REPRESENTATIONS

     5.1 NONRELIANCE. Bank is not relying on or looking to any capital stock or other security (as defined in Regulation U of the Board of Governors of the Federal Reserve System) now or hereafter owned by Borrower for the repayment of the Loans provided for herein.

     5.2 INVESTMENT INTENT. Bank is making the Loans provided for herein and receiving the Note for its own account and not with a view to the further distribution thereof.


                        SECTION 6 - COVENANTS OF BORROWER

     6.1 AFFIRMATIVE COVENANTS. So long as the Note shall remain unpaid or Borrower has any other obligation to Bank hereunder or Bank shall have any commitment hereunder (whichever is later), Borrower will at all times:

          (a) COMPLIANCE WITH LAWS, ETC. Comply, and cause each Subsidiary to comply, in all respects with all applicable laws, rules, regulations, orders and contractual obligations where any failure to so comply might reasonably be expected to have a material adverse effect on the operation or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

          (b)  REPORTING REQUIREMENTS.  Furnish to Bank:

              (i) As soon as available and in any event within sixty (60) days of the end of each of Borrower's first three fiscal quarters, unaudited consolidated Financial Statements of Borrower and its Subsidiaries for the accounting period then ended, accompanied by a compliance certificate, in form and content reasonably satisfactory to Bank, signed by the Chief Financial Officer of Borrower, certifying that such officer is familiar with the terms of this Agreement and that no Event of Default or Unmatured Event of Default has occurred or is continuing under this Agreement, or if such an Event of Default or Unmatured Event of Default has occurred and is continuing, a statement as to the nature thereof;

             (ii) As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, audited consolidated Financial Statements of Borrower and its Subsidiaries for the immediately preceding fiscal year, certified in a manner acceptable to Bank by a nationally recognized accounting firm reasonably satisfactory to Bank, and an unqualified opinion of such accountants relating to such Financial Statements, accompanied by (x) a compliance certificate, in form and content satisfactory to Bank, signed by the Chief Financial Officer of Borrower, certifying that such officer is familiar with the terms of this Agreement and that no Event of Default or Unmatured Event of Default has occurred or is continuing under this Agreement, or if such an Event of Default or Unmatured Event of Default has occurred and is continuing, a statement as to the nature thereof, and (y) a certificate of such accountants to Bank stating that in making the examination necessary for their certification they have obtained no knowledge of any Event of Default which has occurred and is continuing, or if, in the opinion of such accountants, an Event of Default has occurred and is continuing, a statement as to the nature thereof;

            (iii) As soon as available and in any event within sixty (60) days of the end of each of Borrower's first three fiscal quarters, a copy of Borrower's quarterly report (Form 10-Q) filed with the Securities and Exchange Commission; as soon as available and in any event within ninety (90) days of the end of each fiscal year of Borrower, a copy of Borrower's annual report (Form 10-K) filed with the Securities and Exchange Commission; and promptly after the sending or filing thereof, copies of all reports which Borrower sends to any of its security holders pursuant to either the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, and copies of all other reports and registration statements which Borrower files with the Securities and Exchange Commission (or successor agency) or any national securities exchange;

             (iv) Immediately after it appears reasonably likely to counsel for Borrower that any litigation or other judicial or administrative proceeding involving Borrower or any Subsidiary will be determined adversely against Borrower or any Subsidiary in an amount of Three Million Dollars ($3,000,000) or more (net of the reasonably anticipated proceeds of existing insurance coverages) or involving the Credit Documents, a statement of the Chief Financial Officer of Borrower setting forth details of such litigation or proceeding;

              (v) Promptly after Borrower knows of the occurrence of any Event of Default which is continuing on the date of such statement, the statement of the Chief Financial Officer of Borrower setting forth details of such Event of Default and the action which Borrower proposes to take with respect thereto; and

             (vi) Such other information respecting the condition or operations (financial or otherwise) of Borrower or its Subsidiaries as Bank may from time to time reasonably request.

          (c) INSURANCE. Self-insure, and cause each Subsidiary to self-insure, or maintain, and cause each Subsidiary to maintain, insurance, in each instance in a manner satisfactory to Bank. Borrower shall provide Bank with evidence of such self-insurance and insurance upon the request of Bank.

          (d) MAINTENANCE OF EXISTENCE; CONDUCT OF BUSINESS. In all material respects and except as permitted by Section 6.2(c), preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, its business as presently conducted and as anticipated to be conducted, and all of its rights, licenses, privileges and franchises necessary or desirable in the normal conduct of said business.

          (e) FINANCIAL RECORDS, INSPECTION. Keep and maintain, and cause each of its active Subsidiaries to keep and maintain, accurate books of record and account in accordance with GAAP. Borrower will permit and cause each Subsidiary to permit Bank or representatives thereof, during customary business hours and as often as Bank may reasonably request upon reasonable prior notice, to inspect, audit and examine its books and records, to take extracts therefrom, to inspect its properties and assets and to discuss its affairs, finances and accounts with its representatives and its independent public accountants.

          (f) USE OF PROCEEDS. Use the proceeds of Revolving Loans solely for the purposes described in Section 4.1(f). No part of the proceeds of any Advances or Loans will be used, directly or indirectly, for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve either Borrower or Bank in a violation of Regulations G, T, U or X issued by the Board of Governors of the Federal Reserve System.

     6.2 NEGATIVE COVENANTS. So long as the Note shall remain unpaid or Borrower has any other obligations to Bank hereunder or Bank shall have any commitment hereunder (whichever is later), Borrower will not, and shall cause each of its Subsidiaries not to, at any time:

          (a) LIENS, ETC. Except in favor of Bank and for Permitted Liens, create, incur, assume or suffer to exist any Lien of any nature, upon or with respect to any of its (i) real property described on Schedule 6.2(a) attached hereto, and (ii) now owned fixtures located thereon, or sign or file under the Uniform Commercial Code of any jurisdiction a financing statement listing any of such above-described real or personal property which names Borrower or any Subsidiary as a debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement, or make or suffer to exist any agreement with any Person similar to the covenant contained in this
Section 6.2(a).

          (b) SALE OF PROPERTIES. Without the prior written consent of Bank (which consent of Bank will not be unreasonably withheld), sell or otherwise transfer any real property described on Schedule 6.2(a) attached hereto.

          (c) CONSOLIDATION OR MERGER. Without the prior written consent of Bank, consolidate with or merge into any other Person or permit any other Person to merge into it, except that those Subsidiaries of Borrower set forth on
Schedule 4.1(k) may merge into it or may merge into or consolidate with any other such Subsidiary.

          (d) GUARANTIES. Suffer to exist any Guarantee of or Guarantee any Indebtedness with respect to the Obligations of any other Person; provided, however, (i) Borrower and its Subsidiaries may assume, create, incur, suffer to exist or Guarantee any such Indebtedness of any Subsidiary or Borrower, respectively, and (ii) Borrower and its Subsidiaries, taken as a whole, may assume, create, incur, suffer to exist or Guarantee Indebtedness with respect to the Obligations of any other Person so long as the aggregate amount, at any one time, of such Obligations does not exceed $10,000,000.

     6.3 FINANCIAL COVENANTS. So long as the Note shall remain unpaid or Borrower has any other obligation to Bank hereunder or Bank shall have any commitment hereunder (whichever is later):

          (a) CONSOLIDATED EFFECTIVE TANGIBLE NET WORTH. Borrower shall cause to be maintained at all times an excess of (i) Consolidated Shareholders' Equity PLUS Subordinated Debt minus (ii) Consolidated Intangibles, equal to $515,000,000, as determined within forty-five (45) days of the end of each of Borrower's fiscal quarters.

          (b) RATIO OF CONSOLIDATED TOTAL LIABILITIES TO CONSOLIDATED EFFECTIVE TANGIBLE NET WORTH. Borrower shall not permit the ratio of (i) Consolidated Total Liabilities MINUS Subordinated Debt to (ii) Consolidated Shareholders' Equity PLUS Subordinated Debt MINUS Consolidated Intangibles, at any time to be greater than one-half to one (.5 to 1).


                          SECTION 7 - EVENTS OF DEFAULT

     7.1 EVENTS OF DEFAULT. Each of the following events shall constitute an event of default (an "Event of Default"; collectively, "Events of Default") hereunder:

          (a) Borrower shall fail to pay when due any principal of, or interest on, the Note, or Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under this Agreement, and any such amount shall remain unpaid for five Business Days after the date when due; or

          (b) Any representation or warranty made by or on behalf of Borrower (or any of its officers) or any Subsidiary (or any of its officers) under or in connection with this Agreement or any other Credit Document shall prove to have been incorrect in any material respect when made or deemed made; or

          (c) Borrower or any of its Subsidiaries shall fail to perform or observe any covenant contained in Sections 6.2 and 6.3, inclusive, on its part to be performed or observed for ten Business Days after written notice thereof has been given to Borrower by Bank; or

          (d) Borrower or any of its Subsidiaries shall fail to perform or observe any term, covenant or agreement contained in this Agreement (other than those covered by Sections 7.1(a) or 7.1(c) above) or any other Credit Document on its part to be performed or observed, for twenty Business Days after written notice thereof has been given to Borrower by Bank; or

          (e) Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

          (f) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or of all or a substantial part of its property, or of any of its Subsidiaries or of all or a substantial part of any Subsidiary's property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or any of its debts, or with respect to any Subsidiary or any debts of any Subsidiary under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

          (g) There shall occur a materially adverse change in the business, operations or assets of Borrower and its Subsidiaries, taken as a whole; or

          (h) Other than for Sol Price, any Person or "group" of Persons (the term "group" having the meaning provided therefor under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (i) shall acquire, after the date hereof, beneficial ownership of or otherwise hold more than thirty percent (30%) of the issued and outstanding securities of Borrower entitling the owner or holder thereof to vote for the election of directors of Borrower and such Person or "group" of Persons shall control Borrower or (ii) shall acquire, after the date hereof, beneficial ownership of or otherwise hold more than fifty percent (50%) of such issued and outstanding voting securities of Borrower; or

          (i) Borrower or any of its Subsidiaries shall fail to pay any of its material Indebtedness (excluding Indebtedness evidenced by the Note or incurred under this Agreement) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness (unless such failure or default is being contested in good faith by it and to the satisfaction of Bank); or any other default under any agreement or instrument relating to any such material Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such material Indebtedness (unless such failure or default is being contested in good faith by it and to the satisfaction of
Bank); or any such material Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly schedule required prepayment), prior to the stated maturity thereof (unless the subject declaration is being contested in good faith by it and to the satisfaction of
Bank). As used in this Section 7.1(i), "material Indebtedness" shall mean any Indebtedness in excess of Three Million Dollars ($3,000,000).

     7.2 REMEDIES. Immediately and without notice upon the occurrence of an Event of Default specified in Section 7.1(e) or Section 7.1(f), or, at the option of Bank, upon the occurrence and during the continuance of any other Event of Default, (i) all amounts and obligations owed to Bank pursuant to this Agreement, the Note and the other Credit Documents shall immediately become due and payable (including without limitation any commitment or facility fees), and
(ii) the obligation of Bank to make any Loan or Advance under this Agreement or the other Credit Documents and all commitments hereunder shall be terminated, all without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and Bank may immediately, and without the expiration of any other period of grace, enforce payment of the amounts owed it hereunder and exercise any and all other rights and remedies granted to it by this Agreement, any of the other Credit Documents or at law, in equity or otherwise.

     7.3 UNMATURED EVENTS OF DEFAULT. Upon the occurrence of any Unmatured Event of Default, the obligation of Bank to make any Loans or Advances under this Agreement or the other Credit Documents shall be suspended until such event is either waived by Bank or, to the extent allowed hereunder, cured by Borrower.


                       SECTION 8 - CHANGE IN CIRCUMSTANCES

     8.1 INABILITY TO DETERMINE RATES; ILLEGALITY. Notwithstanding any other provision in this Agreement:

          (a) If, on or before the first day of any Interest Period for a Eurodollar Loan, Bank determines that the Eurodollar Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market, Bank shall promptly give notice thereof to Borrower. After the giving of any such notice and until Bank shall otherwise notify Borrower that the circumstances giving rise to such condition no longer exist, Borrower's right to request the making of or conversion to, and Bank's obligation to make or convert to, a Eurodollar Loan shall be suspended, and any Notice of Revolving Loan Borrowing or Notice of Revolving Loan Conversion given by Borrower with respect to the incurrence of a Eurodollar Loan which have not yet been incurred shall be deemed rescinded by Borrower. Any Eurodollar Loan outstanding at the commencement of any such suspension which affects Loans of this Type shall be converted at the end of the then current Interest Period for that Loan to a Base Rate Loan, unless such suspension has then ended; and

          (b) If it shall become unlawful or impractical for Bank to obtain funds in the London interbank market in order to fund or maintain Eurodollar Loans or otherwise to perform its obligations hereunder with respect to any such Eurodollar Loans, upon notice by Bank to Borrower, the rate of interest payable on all such Loans shall thereupon be a variable rate of interest applicable to Base Rate Loans.

     8.2 INCREASED COSTS. If, after the date of this Agreement, any Change of Law, any violation by Borrower of the terms of this Agreement or any other circumstances over which Bank has no control relating to the London interbank market:

          (a) Shall subject Bank to any tax, duty or other charge with respect to Eurodollar Loans or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments by Borrower to Bank on Eurodollar Loans or in respect to Eurodollar Loans under this Agreement (except for changes in the rate of taxation on the overall net income of Bank); or

          (b) Shall impose, modify or hold applicable any reserve, special deposit or other requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by Bank for any Eurodollar Loans (except for any reserve, special deposit or other requirement included in the determination of the Eurodollar Rate); or

          (c) Shall impose on Bank any other condition directly related to any Eurodollar Loan;

and the effect of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining Eurodollar Loans beyond any adjustment made by Bank in determining the applicable interest rate for any such Eurodollar Loan, or to reduce any amount receivable by Bank hereunder; then Borrower shall from time to time, upon demand by Bank, pay to Bank additional amounts sufficient to reimburse Bank for such increased costs or to compensate Bank for such reduced amounts. Bank shall, as promptly as reasonably practical, provide Borrower with notice of any such increased costs or reduced amounts. A certificate as to the amount of such increased costs or reduced amounts submitted by Bank to Borrower shall be prima facie evidence of the amount of such increased costs or reduced amounts for all purposes.

     8.3 CAPITAL REQUIREMENTS. If Bank determines that compliance with any Law effective after the date hereof or compliance with any guideline or request from any Governmental Authority (whether or not having the force of Law) has or would have the effect of reducing the rate of return on the capital of Bank or any corporation controlling Bank as a consequence of or with reference to Bank's making or maintaining any commitment, credit, advance or other transaction hereunder below the rate which Bank or such other corporation could have achieved but for such introduction, change or compliance (taking into account the policies of Bank or such other corporation with regard to capital), then Borrower shall from time to time, upon demand by Bank, pay to Bank additional amounts sufficient to compensate Bank or other corporation for such reduction. Bank shall deliver to Borrower with any such demand a certificate setting forth the basis for the calculation of such additional amounts for which such demand is given, which certificate shall be prima facie evidence of the amount of such additional amounts for all purposes.

     8.4 FAILURE TO CHARGE NOT SUBSEQUENT WAIVER. Borrower hereby agrees that any decision by Bank not to require payment of any fees and/or compensation for costs, or to reduce the amount of such fees and/or compensation for costs, for any particular Eurodollar Loan, the Revolving Credit Facility or any portions thereof, shall in no way limit Bank's right to require full payment of any fees and/or compensation for costs for any other Eurodollar Loan or for the Revolving Credit Facility or any portions thereof.


                            SECTION 9 - MISCELLANEOUS

     9.1 AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or any of the other Credit Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     9.2 NOTICES, ETC. Except as to those notices and other communications which are expressly authorized to be sent telephonically, all notices and other communications provided for hereunder shall be in writing (including telegraphic and facsimile communication) and sent by certified mail, telegraphed, facsimiled or delivered, if to Borrower, at its address at 4649 Morena Boulevard, San Diego, California 92117, Attention: Daniel T. Carter, Chief Financial Officer (facsimile No. 619-581-4707), and if to Bank, at its address at 401 B Street, Suite 2201, San Diego, California 92101, Attention: Corporate Banking Center -- Manager (facsimile No. 619-699-3020), or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. Except as set forth below, all such notices and communications shall, when mailed, telegraphed or facsimiled, be effective, if deposited in the mails, two (2) Business Days after deposit in the mails, if telegraphed, upon delivery by the telegraph company, or if facsimiled, upon being telecopied, with receipt telephonically confirmed by sender, respectively, addressed as aforesaid; provided, however, that notices to Bank pursuant to the provisions of
Section II shall not be effective, as of a given Business Day, unless actually received by Bank prior to 10:00 a.m. on said Business Day. Notices given to Bank pursuant to the provisions of Section II which are received after 10:00 a.m. on a Business Day shall be considered effective as of the next succeeding Business Day. Each of such notices specified in Section II shall be given by telephone, facsimile or delivery of such notice. Bank shall not incur any liability to Borrower in acting upon any telephonic or facsimile notice referred to in Section II which Bank believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower. Each such telephonic or facsimile notice shall be irrevocable and binding on Borrower.

     9.3 NO WAIVER; REMEDIES. No failure on the part of Bank to exercise, and no delay in exercising, any right under any Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Credit Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Credit Documents are cumulative and not exclusive of any remedies provided by law.

     9.4 APPLICABLE LAW. The Credit Documents, all documents provided for herein and the rights and obligations of the parties thereto shall be governed by the laws of the State of California. Bank retains all of its rights under federal law, including those relating to the charging of interest rates.

     9.5 COSTS, EXPENSES AND TAXES. Borrower agrees to pay Bank on demand, whether or not any Loan or Advance is made hereunder, (i) all fees, costs and expenses incurred by Bank in connection with the negotiation, preparation, execution, delivery and consummation of, and the making of the initial Loans and Advances under, this Agreement and the other Credit Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Bank with respect thereto; provided, however, that the portion of such costs and expenses in connection with the Bank's attorneys' fees regarding the negotiation, preparation, execution and delivery of the Credit Documents and the consummation of and the making of the initial Loan under this Agreement shall not be in excess of $10,000; (ii) all reasonable fees and expenses (subject to Borrower's review and written approval, which shall be done promptly and in good faith), including attorneys' fees, incurred by Bank after the Funding Date in connection with the negotiation of and/or the preparation of amendments to and waivers under the Credit Documents; (iii) all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by Bank after the Funding Date in connection with the enforcement and administration of the Credit Documents and the other documents to be delivered under the Credit Documents, whether or not suit is brought thereon; and (iv) any and all recording and filing fees. In addition, Borrower shall pay any and all present and future stamp, excise and other similar taxes and fees incurred with respect to the foregoing matters, and Borrower agrees to indemnify and hold Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay Bank any such taxes. As used herein, "attorneys' fees" shall include, without limitation, allocable costs of Bank's in-house legal counsel and staff, provided, however, that the amount of any fees of in-house counsel shall not exceed an amount which would have been incurred had Bank utilized outside legal counsel in connection with the subject matter.

     9.6 RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, Bank is hereby authorized at anytime and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under any Credit Document, irrespective of whether or not Bank shall have made any demand under such Credit Document and although such obligations may be unmatured. Bank agrees promptly to notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Bank may have.

     9.7 BINDING EFFECT; ASSIGNMENTS. This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns, provided that Borrower shall not have the right to assign its rights or delegate its duties hereunder or any interest herein without the prior written consent of Bank.

     9.8 NONLIABILITY OF BANK. The relationship between Borrower and Bank is, and shall at all times remain, solely that of borrower and lender, and Bank neither undertakes nor assumes any responsibility or duty to Borrower to review, inspect, supervise, pass judgment upon, or inform Borrower of any matter in connection with any phase of Borrower's business, operations, or condition, financial or otherwise. Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment, or information supplied to Borrower by Bank in connection with any such matter is for the protection of Bank, and neither Borrower nor any third party is entitled to rely thereon.

     9.9 CHOICE OF FORUM; JURY TRIAL WAIVER. Except as otherwise expressly provided in any Credit Document, the parties hereto and thereto agree and intend that the proper and exclusive forum for any litigation of any disputes or controversies arising out of or related to the Credit Documents shall be the Superior Court of the State of California for the County of San Diego or the United States District Court for the Southern District of California. Notwithstanding the foregoing, the parties agree that, with respect to any collateral, Bank shall be entitled to commence actions in such states or jurisdictions, or in such counties of California, against Borrower or other Persons for the purpose of seeking provisional remedies or actions to foreclose upon liens granted to Bank. Each party to any Credit Document hereby EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY, expressly waives any defense or objection to the jurisdiction or venue based on the doctrine of FORUM NON CONVENIENCE, and stipulates that the Superior Court of the State of California for the County of San Diego or the United States District Court for the Southern District of California shall have IN PERSONAM jurisdiction and venue over such party for the purpose of litigating any dispute or controversy arising out of or related to the Credit Documents. Except as provided above, in the event any party commences or maintains any action or proceeding arising out of or related to the Credit Documents in a forum other than the Superior Court of the State of California for the County of San Diego or the United States District Court for the Southern District of California, any party shall be entitled to request the dismissal or stay of such action or proceeding, and each party stipulates that such action or proceeding shall be dismissed or stayed.

     9.10 INDEMNIFICATION. Borrower agrees to indemnify, save, and hold harmless Bank and its directors, officers, agents, attorneys and employees (collectively, the "indemnitees") from and against: (i) any and all claims, demands, actions, or causes of action that are asserted against any indemnitee by any Person if the claim, demand, action, or cause of action arises out of or relates to a claim, demand, action, or cause of action that the Person asserts or may assert against Borrower, or any officer, director or shareholder of Borrower in their capacity as such, (ii) any and all claims, demands, actions or causes of action that are asserted against any indemnitee (other than by Borrower or by another indemnitee) if the claim, demand, action or cause of action arises out of or relates to the Advances, the use of proceeds of any Advances, or the relationship of Borrower and Bank or its agents, officers or employees under this Agreement or any transaction contemplated pursuant to this Agreement, (iii) any administrative or investigative proceeding by any governmental agency arising out of or related to a claim, demand, action or cause of action described in clauses (i) or (ii) above; and (iv) any and all liabilities, losses, costs, or expenses (including outside attorneys' fees and disbursements) that any indemnitee suffers or incurs as a result of any of the foregoing; PROVIDED, that Borrower shall have no obligation under this Section to Bank with respect to any of the foregoing arising out of the negligence or willful misconduct of Bank or to the allocable extent any such claim, demand, action or cause of action arises as a result of Bank's failure to comply with any federal or state regulatory requirements applicable to Bank or to the extent any such claim, demand, action or cause of action is being asserted by Bank's shareholders.

     9.11 HEADINGS. Headings in this Agreement are for convenience of reference only and are not part of the substance hereof.

     9.12 COUNTERPARTS. This Agreement may be executed in identical original counterparts, each of which will be deemed to be an original and taken together shall constitute one and the same instrument.

     9.13 CONFIDENTIALITY. Bank agrees that it shall maintain confidentiality with regard to non-public information concerning Borrower obtained from Borrower, provided that Bank shall not be precluded from making disclosure regarding such information (i) to Bank's counsel, accountants, professional advisors, consultants, agents and other representatives, which other representatives, in the reasonable judgment of Bank, need to know such information and agree to keep such information confidential, (ii) in response to a subpoena or order of a court or governmental agency, (iii) to any assignee or any entity considering taking an assignment of any credit made under this Agreement, provided Bank has given Borrower prior notice of Bank's intention to disclose any such information to such an entity, and provided that such entity agrees to be bound by the provisions of this Section 9.13, (iv) to any entity participating or considering participating in any credit made under this Agreement, provided Bank has given Borrower prior notice of Bank's intention to disclose any such information to such an entity, and provided that such participant agrees to be bound by the provisions of this Section 9.13, (v) to any guarantor or subordinated lender with respect to this Agreement, provided Bank has given Borrower prior notice of Bank's intention to disclose any such information to any such guarantor or subordinated lender, (vi) as required by law or applicable regulation, or (vii) as required or requested by any of the agencies or other governmental entities which regulate Bank's ability to engage in any of its businesses or that of any of its affiliates under state or federal law; provided, further, that, unless specifically prohibited by applicable law or court order, Bank shall, prior to disclosure thereof, notify Borrower of any request for disclosure of any such non-public information (x) by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of Bank by such governmental agency) or (y) pursuant to legal process. For the purposes of this
Section 9.13, the term "information" shall not include such information which
(i) is or becomes generally available to the public other than as a result of a disclosure by Bank, and (ii) is or becomes available to Bank on a non-confidential basis from a third party.

     9.14 FURTHER ASSURANCES. At any time or from time to time upon the request of Bank, Borrower will execute and deliver such further documents and do such other acts and things as Bank may reasonably request in order to effect fully the purposes of the Credit Documents and to provide for the payment of the credit made hereunder and interest thereon in accordance with the terms of the Credit Documents.

     9.15 SEVERABILITY. In case any provision in any Credit Document shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of such contract and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     9.16 SURVIVAL. All agreements, representations, warranties and indemnities made herein shall survive the execution and delivery of this Agreement and the Note and the making of all Revolving Loans.

     9.17 EFFECTIVENESS. This Agreement shall become effective on the date on which Borrower and Bank shall have signed a copy hereof and shall have delivered the same to the other party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

PRICE ENTERPRISES, INC.,                   FIRST INTERSTATE BANK OF CALIFORNIA
a Delaware corporation


                                           By:
By:                                             --------------------------------
     --------------------------------           David T. Bruen,
                                                Vice President
     Title:
             ------------------------